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EMERSON REPORTS THIRD QUARTER 2014 RESULTS

•	Reported sales of $6.3 billion declined slightly, with underlying sales up 3 percent

•	Strong profitability improvement, with gross profit margin up 130 basis points

•	Earnings per share of $1.03, up 6 percent excluding prior year charges

•	Record backlog, up over 20 percent year-to-date, excluding divestitures

ST. LOUIS, August 5, 2014 – Emerson (NYSE: EMR) today announced that sales for the third quarter ended June 30, 2014 decreased 1 percent, with the Artesyn divestiture deducting 5 percent and acquisitions adding 1 percent. Underlying sales grew 3 percent, with North America and Europe up 4 percent and Asia up 3 percent, as business conditions continued to improve, albeit slowly and unevenly across markets and geographies. Growth in mature markets was stronger than in emerging regions, reflecting global political instability and economic uncertainty in some developing countries. Underlying orders have grown 5 percent year-to-date, increasing backlog to a record level.
Profitability expansion continued, with strong improvement in gross profit and EBIT margin reflecting portfolio changes and operational efficiencies. Earnings per share of $1.03 grew 6 percent excluding Artesyn related charges in the prior year despite a $0.03 headwind from difficult tax rate comparisons, with reported earnings per share up 281 percent.
Operating cash flow of just over $1 billion exceeded expectations, supported by solid conversion from earnings and on track for another strong year. Strategic growth and productivity investments increased capital expenditures versus the prior year, resulting in slightly lower free cash flow. Share repurchase activity remained high, with over $700 million completed year-to-date. Proceeds from the completion of the Connectivity Solutions business unit divestiture in the fourth quarter will augment share repurchase by approximately $100 million, increasing the full year to approximately $1 billion. Cash returned to shareholders through share repurchase and dividends remains on track to exceed 60 percent of operating cash flow for the full year.
"Underlying sales growth improved, increasing 3 percent from the prior year despite the global business environment struggling to sustain growth momentum," said Chairman and Chief Executive Officer David N. Farr. "Fundamentals continue to gradually strengthen, but persisting economic

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challenges in some markets and rising geopolitical tension have hampered growth, which is not expected to improve in the near term. In light of the sluggish conditions, operations executed well in the quarter, driving margin expansion, generating robust cash and maintaining focus on strategic investment programs, emphasizing our commitment to investing for long-term growth."

Business Segment Highlights
Process Management net sales grew 6 percent, supported by stable and sustained levels of investment in the global energy and chemical industries. Underlying sales increased 2 percent, reflecting mixed market conditions across regions and continued cautious project execution by customers. Acquisitions added 4 percent. North America grew 7 percent, as unconventional oil and gas projects remained robust, and Europe increased 5 percent, led by strong growth in developing countries. Asia decreased 2 percent, as softness and difficult comparisons in Australia offset continued strength in China. Segment margin remained solid at 20.4 percent, declining from the prior year as strategic investments continued to support future profitable growth. Solid near term growth is expected, supported by strengthening in North America, anticipated recovery in Asia, and record backlog.
Industrial Automation net sales increased 1 percent and underlying sales were flat, with North America flat, Asia up 3 percent, and Europe down 5 percent. Demand for industrial goods continued to recover slowly, with underlying orders up 4 percent in the quarter, but trends across markets and geographies was mixed. Growth was strongest in the fluid automation, electrical distribution and materials joining business, offset by declines in power generating alternators and motors and drives, with Europe particularly weak. Segment margin of 16.6 percent improved 50 basis points. Market conditions are expected to continue to recover, but with slow improvement due to uneven economic trends and demand, especially in Europe and the Middle East.
Network Power net sales declined 18 percent, reflecting the Artesyn divestiture impact of 20 percent. Underlying sales grew 2 percent, with North America up 2 percent, Asia up 6 percent, and Europe up 10 percent. Growth was strong in the global telecommunications infrastructure business, led by double-digit gains in Asia. Data center market conditions remained mixed but flat overall, as strength in Europe and Asia was offset by slow demand in North America and weakness in Latin America. Segment margin expanded 60 basis points to 8.7 percent, reflecting portfolio changes and continued investment in strategic programs. Backlog strength and improving market conditions support the outlook for modest growth and improving profitability into next year.
Climate Technologies net and underlying sales increased 6 percent, as growth was balanced across all geographies, with North America up 4 percent, Asia up 9 percent, and Europe up 9 percent. The global refrigeration business remained strong, with double-digit growth, as market conditions in China and Europe were particularly robust. Moderate growth in the U.S. air conditioning business reflected strong demand in the service business, mid-single-digit growth in residential markets, and low-

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single-digit growth in commercial. Gains continued in the temperature sensors business, particularly in China. Segment margin remained strong at 21.0 percent. Favorable market conditions are expected to continue globally, led by improvement in U.S. air conditioning demand.
Commercial & Residential Solutions net and underlying sales grew 4 percent, with sequential improvement reflecting the impact of harsh winter weather in North America in the previous quarter. Growth was led by the professional tools and residential storage businesses. Segment margin improved 170 basis points to 22.1 percent. Recovery momentum is expected to continue in the near term, benefiting from improvement in U.S. residential and commercial construction markets.

2014 Outlook
Despite areas of ongoing uncertainty around the world, economic momentum continues to improve gradually but unevenly. Order trends are expected to improve modestly in the fourth quarter to between 5 and 7 percent underlying growth, led by better conditions in emerging markets and firming demand in the U.S. As the end of the fiscal year approaches, the slower than expected economic environment year-to-date is expected to result in financial performance trending to the low end of previously communicated expectations of 3 to 5 percent underlying sales growth, (1) to 1 percent net sales change, and earnings per share of $3.68 to $3.80. Strong cash generation year-to-date supports the outlook for operating cash flow of approximately $3.5 billion.
"We see the pace of growth improving through the fourth quarter, as global business confidence improves and investment levels recover," Farr said. "Robust orders growth in the spring has driven backlog to a record level, supported by large projects with long lead times, and strategic investment programs continue to progress well, providing a foundation for a more favorable growth environment next year."

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the third quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Thursday, September 4, 2014, Emerson President and Chief Operating Officer Edward L. Monser will present at the Vertical Research Partners Industrials Conference in Westbrook, Connecticut. The presentation will be posted on Emerson's website at www.emerson.com/financial and remain available for approximately three months after the event.
On Tuesday, September 16, 2014, Emerson Chairman and Chief Executive Officer David N. Farr will present at the Morgan Stanley Laguna Conference in Dana Point, California. The presentation will be

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posted on Emerson's website at www.emerson.com/financial and remain available for approximately three months after the event.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended June 30,		Percent
	2013	2014	Change

Net sales	$6,344	$6,312	(1)%
Costs and expenses:
Cost of sales	3,776	3,674
SG&A expenses	1,396	1,424
Goodwill impairment	503	—
Other deductions, net	107	96
Interest expense, net	51	46
Earnings before income taxes	511	1,072	110%
Income taxes	297	334
Net earnings	214	738	245%
Less: Noncontrolling interests in earnings of subsidiaries	20	10
Net earnings common shareholders	$194	$728	277%

Diluted avg. shares outstanding	722.2	703.3

Diluted earnings per common share	$0.27	$1.03	281%

	Quarter Ended June 30,
	2013	2014
Other deductions, net
Amortization of intangibles	$53	$55
Rationalization of operations	33	11
Other	21	30
Total	$107	$96

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Nine Months Ended June 30,		Percent
	2013	2014	Change

Net sales	$17,857	$17,730	(1)%
Costs and expenses:
Cost of sales	10,709	10,461
SG&A expenses	4,216	4,262
Goodwill impairment	503	—
Other deductions, net	252	328
Interest expense, net	162	147
Earnings before income taxes	2,015	2,532	26%
Income taxes	757	763
Net earnings	1,258	1,769	41%
Less: Noncontrolling interests in earnings of subsidiaries	49	32
Net earnings common shareholders	$1,209	$1,737	44%

Diluted avg. shares outstanding	724.8	705.6

Diluted earnings per common share	$1.66	$2.45	48%

	Nine Months Ended June 30,
	2013	2014
Other deductions, net
Amortization of intangibles	$166	$170
Rationalization of operations	65	45
Artesyn equity loss	—	34
Other	21	79
Total	$252	$328

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2013	2014
Assets
Cash and equivalents	$2,810	$3,049
Receivables, net	4,725	4,772
Inventories	2,304	2,253
Other current assets	667	739
Total current assets	10,506	10,813
Property, plant & equipment, net	3,475	3,737
Goodwill	7,514	7,917
Other intangible assets	1,698	1,768
Other	320	880
Total assets	$23,513	$25,115

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,486	$2,975
Accounts payables	2,614	2,645
Accrued expenses	2,783	2,736
Income taxes	67	177
Total current liabilities	6,950	8,533
Long-term debt	4,059	3,565
Other liabilities	2,240	2,144
Total equity	10,264	10,873
Total liabilities and equity	$23,513	$25,115

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2013	2014
Operating activities
Net earnings	$1,258	$1,769
Depreciation and amortization	612	623
Changes in operating working capital	(259)	(157)
Pension funding	(109)	(90)
Goodwill impairment, net of tax	475	—
Other, net	226	139
Net cash provided by operating activities	2,203	2,284

Investing activities
Capital expenditures	(437)	(573)
Purchase of businesses, net of cash and equivalents acquired	(20)	(610)
Divestiture of business	3	264
Other, net	(76)	(107)
Net cash used by investing activities	(530)	(1,026)

Financing activities
Net increase in short-term borrowings	273	1,133
Proceeds from long-term debt	499	1
Principal payments on long-term debt	(521)	(323)
Dividends paid	(888)	(910)
Purchases of treasury stock	(573)	(783)
Purchase of noncontrolling interest	—	(574)
Other, net	12	(19)
Net cash used by financing activities	(1,198)	(1,475)

Effect of exchange rate changes on cash and equivalents	(32)	(9)

Increase (decrease) in cash and equivalents	443	(226)

Beginning cash and equivalents	2,367	3,275

Ending cash and equivalents	$2,810	$3,049

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2013	2014
Sales
Process Management	$2,182	$2,317
Industrial Automation	1,277	1,289
Network Power	1,506	1,237
Climate Technologies	1,119	1,191
Commercial & Residential Solutions	472	492
	6,556	6,526
Eliminations	(212)	(214)
Net sales	$6,344	$6,312

Earnings
Process Management	$470	$473
Industrial Automation	206	214
Network Power	122	107
Climate Technologies	235	250
Commercial & Residential Solutions	96	108
	1,129	1,152
Differences in accounting methods	56	63
Corporate and other	(623)	(97)
Interest expense, net	(51)	(46)
Earnings before income taxes	$511	$1,072

Rationalization of operations
Process Management	$4	$4
Industrial Automation	14	2
Network Power	12	3
Climate Technologies	—	1
Commercial & Residential Solutions	3	1
Total	$33	$11

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2013	2014
Sales
Process Management	$6,098	$6,466
Industrial Automation	3,627	3,670
Network Power	4,446	3,711
Climate Technologies	2,859	3,018
Commercial & Residential Solutions	1,382	1,418
	18,412	18,283
Eliminations	(555)	(553)
Net sales	$17,857	$17,730

Earnings
Process Management	$1,206	$1,229
Industrial Automation	556	563
Network Power	338	286
Climate Technologies	511	543
Commercial & Residential Solutions	291	307
	2,902	2,928
Differences in accounting methods	160	180
Corporate and other	(885)	(429)
Interest expense, net	(162)	(147)
Earnings before income taxes	$2,015	$2,532

Rationalization of operations
Process Management	$11	$12
Industrial Automation	24	7
Network Power	21	13
Climate Technologies	2	11
Commercial & Residential Solutions	7	2
Total	$65	$45

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Reconciliations of Non-GAAP Financial Measures & Other						Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
Q3 Sales growth	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	2%	—%	2%	6%	4%	3%
Acq/Div	4%	—%	(20)%	—%	—%	(4)%
FX	—%	1%	—%	—%	—%	—%
Net	6%	1%	(18)%	6%	4%	(1)%

Q3 Earnings per share	2013	2014	Change
Excluding charges*	$0.97	$1.03	6%
Artesyn charges	(0.70)	—	275%
Reported	$0.27	$1.03	281%

2014E Sales growth
Underlying*	3-5%
Acq/Div/FX	(4)%
Net	(1)-1%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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